UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2013

ALSERES PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-6533	87-0277826
(State or Other Juris diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

239 South Street, Hopkinton, Massachusetts	01748
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 497-2360

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreements	3

SIGNATURE	3

Item 1.01. Entry into Material. Definitive Agreements.

Loan Consolidation:

On December 31, 2013 we executed a Loan Consolidation Agreement with Robert Gipson. From 2009 through the date of the execution of the Loan Consolidation Agreement, a series of working capital loans were made to the Company by Mr. Gipson, evidenced by demand promissory notes and totaling $7,135,000 and bearing interest at 7% per annum. Interest on these notes was accrued and totaled approximately $1,400,000 at the execution date. Mr. Gipson agreed to forgive the accrued interest on the prior notes, cancel all of the prior notes and to consolidate the total outstanding debt of $7,135,000 into a new note. The terms of the consolidated note include interest at 3.2% per annum payable semi-annually in arrears and principal to be repaid on or before December 31, 2016. The consolidated note also includes semi-annual cash draws for the future working capital needs of the Company. The draws will be a minimum of $110,000 and are to be added to principal when drawn. Coincident with the execution of the Loan Consolidation Agreement, the Company and Mr. Gipson also executed a Security Agreement which provides Mr. Gipson with an undivided security interest in and to all personal and intellectual property of the Company subject to all existing liens, encumbrances and license rights previously granted by the Company. The Security Agreement also provides for the Company to be free to dispose of or liquidate the collateral without any prior waiver or authorization from Mr. Gipson so long as the proceeds of any such disposition are used to pay down the principal on the consolidated loan or Mr. Gipson affirmatively waives such obligation in writing.

Royalty Liability Release:

In July 2012 we entered into a License Agreement with Navidea under which we granted Navidea an exclusive, worldwide sublicense to research, develop, and commercialize Altropane. In connection with the execution of this agreement, Navidea made a one-time sublicense execution payment to us equal to (i) One Hundred Seventy-Five Thousand Dollars ($175,000) and (ii) issued us 300,000 shares of NAVB common stock.

In addition to contingent milestone payments the license agreement also provides for Navidea to pay us royalties on commercial sales of the Altropane product by Navidea or its agents and partners depending on the in-market.

In 2012 certain prior lenders to the Company agreed to convert $16,000,000 of outstanding debt to the right to receive a royalty on sales of Altropane, if and when it is approved and commercially sold such royalty totaling 8%.

On December 31, 2013 the Company entered into a Release of Liability Agreement with the prior lenders referenced above pursuant to which the lenders unconditionally released the Company from any and all liability to pay any royalties to them on future sales of Altropane.

Coincident with the execution of the Release of Liability Agreement with the prior lenders, the Company entered into a Purchase and Sale Agreement with Royalty Realization IV, LLC, an independent company in the business of investing in potential royalty streams from a variety of products. The agreement provides that, in exchange for $25,000 cash consideration to the Company, Royalty Realization IV agreed to pay 8% royalties on future sales of Altropane to the above referenced lenders and the Company agreed to instruct Navidea to pay the 8% royalty due to the Company directly to Royalty Realization IV if and when such royalty is earned by the Company.

Settlement of Creditor Obligation:

As of December 24, 2013 the Company owed its prior law firm, Wilmer, Cutler, Pickering Hale and Dorr a total of $298,600 for services rendered to the Company in prior years. The Company and the creditor agreed to settle the outstanding liability for a total cash payment of $52,400 made by the Company.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alseres Pharmaceuticals, Inc.

Date: January 6, 2014	By:	/s/ Kenneth L. Rice, Jr.
Kenneth L. Rice, Jr.
Executive Vice President, Finance and Administration and Chief Financial Officer